================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ______________

                                    FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                      BOTTOMLINE TECHNOLOGIES (de), INC.
            (Exact Name of Registrant as Specified in its Charter)


                                   DELAWARE
         (State or other Jurisdiction of Incorporation or Organization)


                                  02-0433294
                    (I.R.S. Employer Identification Number)


               155 Fleet Street, Portsmouth, New Hampshire 03801
                                (603) 436-0700
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               Daniel M. McGurl
               Chairman of the Board and Chief Executive Officer
                      Bottomline Technologies (de), Inc.
                               155 Fleet Street
                        Portsmouth, New Hampshire 03801
                                (603) 436-0700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                With a copy to:
                             John A. Burgess, Esq.
                               Hale and Dorr LLP
                                60 State Street
                          Boston, Massachusetts 02109

     Approximate date of commencement of proposed sale to the public: from time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [__]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
                                                        Proposed
                                                         Maximum
                     Amount to                          Aggregate        Amount of
  Title of Shares        be         Maximum Price        Offering       Registration
  to be Registered   Registered      Per Share(1)        Price(1)           Fee
----------------------------------------------------------------------------------------
   Common Stock,
  $.001 par value      945,280        $6.66           $6,295,564.80       $1,573.89
     per share
----------------------------------------------------------------------------------------

  (1) Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457 under the Securities Act, based upon the average of the reported high and low sales prices of the Common Stock on the Nasdaq National Market on May 30, 2001.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
  SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

       The information in this prospectus is not complete and may be changed. The shares are being registered for re-sale not by the Company. These securities may not be sold nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the holder of the securities is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                           (Subject to Completion)
PROSPECTUS
Dated          , 2001


                      BOTTOMLINE TECHNOLOGIES (de), INC.

                        945,280 SHARES OF COMMON STOCK

                          ($.001 par value per share)

                             _____________________

     This prospectus relates to registering for resale shares of common stock previously issued by Bottomline to the former stockholders of Checkpoint (Holdings) Limited, a company that Bottomline acquired. On April 24, 2001, Checkpoint (Holdings) Limited changed its name to Bottomline Technologies Limited and Checkpoint Security Services Limited changed its name to Bottomline Technologies Europe Limited.

     The prices at which the selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, collectively termed the "selling stockholders," may sell the shares registered hereby will be determined by the prevailing market price for the shares or in negotiated transactions. Bottomline will not receive any proceeds from the sale of the shares.

     Bottomline's common stock is listed on the Nasdaq National Market under the symbol "EPAY". On May 31, 2001, the last reported sale price of Bottomline's common stock was $6.92.

                             _____________________

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                             _____________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is       , 2001.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
BOTTOMLINE.................................................................   1
RISK FACTORS...............................................................   1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................   7
USE OF PROCEEDS............................................................   7
SELLING STOCKHOLDERS.......................................................   7
PLAN OF DISTRIBUTION.......................................................  13
LEGAL MATTERS..............................................................  15
EXPERTS....................................................................  15
WHERE YOU CAN FIND MORE INFORMATION........................................  16
INCORPORATION BY REFERENCE.................................................  16

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Bottomline, the selling stockholders or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

     This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                                   BOTTOMLINE

     Bottomline's principal executive offices are located at 155 Fleet Street, Portsmouth, New Hampshire 03801, and our telephone number is (603) 436-0700. Unless the context otherwise requires, references in this prospectus to "Bottomline," "the Registrant," "we," "us" and "our" refers to Bottomline Technologies (de), Inc.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

THE MARKET PRICE OF OUR COMMON STOCK HAS EXPERIENCED, AND MAY CONTINUE TO BE SUBJECT TO, EXTREME PRICE AND VOLUME FLUCTUATIONS

     Stock markets, in general, and The NASDAQ Stock Market in particular, have experienced extreme price and volume fluctuations. Broad market fluctuations of this type may adversely affect the market price of our common stock. The market price of our common stock has experienced, and may continue to be subject to, extreme fluctuations due to a variety of factors, including:

     .    public announcements concerning us, our competitors or our industry;

     .    fluctuations in operating results;

     .    introductions of new products or services by us or our competitors;

     .    adverse developments in patent or other proprietary rights;

     .    changes in analysts' earnings estimates;

     .    announcements of technological innovations by our competitors; and

     . general and industry-specific business, economic and market conditions.

THE SLOWDOWN IN THE ECONOMY HAS AFFECTED THE MARKET FOR INFORMATION TECHNOLOGY SOLUTIONS, INCLUDING OUR PRODUCTS AND SERVICES, AND OUR FUTURE FINANCIAL RESULTS WILL DEPEND, IN PART, UPON WHETHER THIS SLOWDOWN CONTINUES

     As a result of recent unfavorable economic conditions and reduced capital spending, demand for our products and services has been adversely affected. In connection with the slowdown, we previously announced that we instituted several cost reduction initiatives in order to improve our profitability, including the reduction of U.S. headcount by approximately 10%, the elimination of two group executive positions and the consolidation of two satellite offices. If the economic conditions worsen, we may experience a material adverse impact on our business, operating results, and financial condition.

OUR FIXED COSTS MAY LEAD TO FLUCTUATIONS IN OPERATING RESULTS IF OUR REVENUES ARE BELOW EXPECTATIONS, AND IF OUR OPERATING RESULTS ARE BELOW EXTERNAL EXPECTATIONS, THE MARKET PRICE OF OUR COMMON STOCK MAY FALL

     A significant percentage of our expenses, particularly personnel costs and rent, are relatively fixed, and based in part on expectations of future revenues. We may be unable to reduce spending in a timely manner to compensate for any significant fluctuations in revenues. Accordingly, shortfalls in revenues may cause significant fluctuations in operating results in any quarter. Quarterly operating results that are below the expectations of public market analysts could adversely affect the market price for our common stock. Factors that could cause these fluctuations include the following:

     . the timing of orders and longer sales cycles, particularly due to any increase in average selling prices of our software solutions;

     . the timing and market acceptance of new products or product enhancements by either us or our competitors;

     . the timing of product implementations, which are highly dependent on customers' resources and discretion;

     . the incurrence of costs relating to the integration of software products and operations in connection with acquisitions of technologies or businesses;

     . delivery interruptions relating to equipment and supplies purchased from third-party vendors, which could delay system sales; and

     . economic conditions which may affect our customers' and potential customers' budgets for technological expenditures.

     Because of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful.

A SIGNIFICANT PERCENTAGE OF OUR REVENUES TO DATE HAVE COME FROM OUR PAYMENT MANAGEMENT OFFERINGS AND OUR PERFORMANCE WILL DEPEND ON CONTINUED MARKET ACCEPTANCE OF THESE OFFERINGS

     A significant percentage of our revenues to date have come from the license and maintenance of our payment management offerings and sales of related products and services. Any reduction in demand for our payment management offerings could have a material adverse effect on our business, operating results and financial condition. Our future performance will depend to a large degree upon the market acceptance of our payment management offerings as a payment management solution. Our prospects will also depend upon enterprises seeking to enhance their payment functions to integrate electronic payment capabilities. In addition, our future results will depend on the continued market acceptance of desktop software for use in a departmental setting, including our laser check printing solutions, as well as our ability to introduce enhancements to meet the market's evolving needs for secure, payment management solutions.

OUR FUTURE FINANCIAL RESULTS WILL DEPEND UPON CONTINUED MARKET ACCEPTANCE OF OUR NETTRANSACT, BANKQUEST AND IPOINT PRODUCT OFFERINGS

     If the NetTransact, BankQuest and iPoint products that we offer as the result of our acquisitions do not continue to achieve market acceptance, our future financial results will be adversely affected. We acquired the NetTransact bill presentment software from The Northern Trust Company, a financial institution, in July 1999. General availability of the NetTransact product was announced in February 2000. We acquired the web-based BankQuest cash management software in our acquisition of Integrated Cash Management Services, Inc. in October 1999. BankQuest was commercially introduced in April 2000 and is now generally available. Bottomline Technologies Limited (formerly Checkpoint), which we acquired in August 2000, offers the iPoint solution, which was introduced to the market in April 2000. If any of these products has any unanticipated performance problems or bugs, or does not enjoy wide commercial success, our long-term business strategy would be adversely affected.

INTEGRATION OF ACQUISITIONS OR STRATEGIC INVESTMENTS COULD DISRUPT OUR BUSINESS

AND OUR FINANCIAL CONDITION COULD BE HARMED

     We have made acquisitions of companies, including our recent acquisitions of Bottomline Technologies Limited (formerly Checkpoint) and Flashpoint, and we may acquire or make investments in other businesses, products or technologies in the future. Our acquisitions of Bottomline Technologies Limited (formerly Checkpoint) and Flashpoint, as well as any other acquisitions or strategic investments, if any, may entail numerous risks that include the following:

     . difficulties in assimilating acquired operations, technologies or products;

     .    diversion of management's attention from our core business concerns;

     . risks of entering markets in which we have no or limited prior experience;

     .    substantial dilution of our current stockholders' ownership;

     .    incurrence of substantial debt;

     . incurrence of significant amortization expenses related to goodwill and other intangible assets; and

     .    incurrence of significant immediate write-offs.

     Any such difficulties encountered as a result of any mergers or acquisitions could adversely affect our business, operating results and financial condition.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS THAT COULD HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Our future growth rates and success are in part dependent on continued growth and success in international markets. As is the case with most international operations, the success and profitability of our international operations are subject to numerous risks and uncertainties that include the following:

     .    difficulties and costs of staffing and managing foreign operations;

     . certification requirements and differing regulatory and industry standards;

     .    reduced protection for intellectual property rights in some countries;

     .    fluctuations in currency exchange rates; and

     .    import or export licensing requirements.

OUR SUCCESS DEPENDS ON THE WIDESPREAD ADOPTION OF THE INTERNET AND GROWTH OF ELECTRONIC BUSINESS

     Our future success will in large part depend upon the willingness of businesses and financial institutions to adopt the Internet as a medium of e-business. These entities will probably accept this medium only if the Internet provides substantially greater efficiency and enhances their competitiveness. There are critical issues involved in the commercial use of the Internet that are not yet fully resolved, including concerns regarding the Internet's:

     .    security;

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

     .    reliability;

     .    ease of access; and

     .    quality of services.

     To the extent that any of these issues inhibit or limit the adoption of the Internet as a medium of e-commerce, our business prospects could be adversely affected. If electronic business does not continue to grow or grows more slowly than expected, demand for our products and services may be reduced.

OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP NEW AND ENHANCED SOFTWARE, SERVICES AND RELATED PRODUCTS

     The bill presentment, payment and cash management software markets in which we compete are subject to rapid technological change and our success is dependent on our ability to develop new and enhanced software, services and related products that meet our evolving market needs. Trends that could have a critical impact on us include:

     . rapidly changing technology that could require us to make our products compatible with new database or network systems;

     . evolving industry standards and mandates, such as those mandated by the National Automated Clearing House Association, the Association for Payment Clearing Services and the Debt Collection Improvement Act of 1996; and

     . developments and changes relating to the Internet that we must address as we introduce new products.

     If we are unable to develop and introduce new products, or enhancements to existing products, in a timely and successful manner, our business, operating results and financial condition could be materially adversely affected.

WE MUST ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL WITH KNOWLEDGE OF ELECTRONIC PAYMENT AND BILL PRESENTMENT TECHNOLOGY AND THE BANKING INDUSTRY

     We are dependent upon the ability to attract, hire, train and retain highly skilled technical, sales and marketing, and support personnel, particularly with expertise in electronic payment and bill presentment technology and knowledge of the banking industry. Competition for qualified personnel is intense. In addition, our corporate headquarters location in Portsmouth, New Hampshire may limit our access to skilled personnel. Any failure to attract, hire or retain qualified personnel could have a material adverse effect on our business, operating results and financial condition. Based on our experience, it takes an average of nine months for a salesperson to become fully productive. We cannot assure you that we will be successful in increasing the productivity of our sales personnel, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

WE COULD BECOME SUBJECT TO LITIGATION RELATED TO A FUTURE HEADQUARTERS FACILITY, WHICH COULD IMPACT OUR BUSINESS

     In recent weeks, we have been in discussions with the developer of a future headquarters facility regarding the arrangements for our proposed occupancy. We sought modifications to the lease, including a reduction in the amount of space we would initially occupy, and the developer sought security for our obligations under the lease. To date, we have not reached an agreement with the developer modifying the terms of our occupancy nor have we provided any additional security or assurances. There can, however, be no certainty that the developer will not elect to initiate litigation against us alleging defaults under our lease or otherwise seeking financial assurances from us. We believe we would have meritorious defenses to any claims made by the developer. Any such litigation could, however, have a material adverse effect on our business, operating results and financial condition.

IF THE INTERNET INFRASTRUCTURE IS NOT ADEQUATELY MAINTAINED, THE DEMAND FOR OUR PRODUCTS AND SERVICES MAY DECREASE

     Our future success will depend, in part, on the maintenance of the Internet infrastructure. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, the Internet infrastructure may not continue to support the demands placed on it and, as a result, the performance or reliability of the Internet may be adversely affected. In addition, the Internet could lose its viability as a form of media due to delays in the development or adoption of new standards and protocols that can handle increased levels of activity. The infrastructure and complementary products and services necessary to maintain the Internet as a viable communications and commercial medium may not

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be developed or maintained. Any failure in performance or reliability of the
Internet could adversely affect the demand for our products and services and, consequently, adversely affect our operating results.

INCREASED GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES MAY IMPAIR THE GROWTH OF THE INTERNET AND DECREASE DEMAND FOR OUR PRODUCTS AND SERVICES

     The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, including those governing intellectual property, privacy, libel and taxation, apply to the Internet generally and to e-commerce in particular.

     Legislation could limit the growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium, which may decrease demand for our products and services and thus have a material adverse effect on our business, operating results and financial condition.

RAPID GROWTH COULD STRAIN OUR PERSONNEL, SYSTEMS AND CONTROLS

     In the past, rapid growth has strained our managerial and other resources. Our ability to manage any future growth will depend in part on our ability to continue to enhance our operating, financial and management information systems. We cannot assure you that our personnel, systems and controls will be adequate to support any future growth. If we are not able to manage growth effectively, should it occur, the quality of our services, our ability to retain key personnel and our business, operating results and financial condition could be materially adversely affected.

INCREASED COMPETITION MAY RESULT IN PRICE REDUCTIONS AND DECREASED DEMAND FOR OUR PRODUCTS AND SERVICES

     The market for bill presentment, payment and cash management software is intensely competitive and characterized by rapid technological change. Growing competition may result in price reductions of our products and services, reduced revenues and gross margins and loss of market share, any one of which could have a material adverse effect on our business, operating results and financial condition. Some competitors in our market have longer operating histories, significantly greater financial, technical, marketing and other resources, greater brand recognition and a larger installed customer base than we do. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships to expand their product offerings and to offer more comprehensive solutions. We also expect to face additional competition as other established and emerging companies enter the market for payment management solutions.

OUR BUSINESS CAN BE ADVERSELY AFFECTED BY PROBLEMS WITH THIRD-PARTY HARDWARE THAT WE RESELL

     Any problems with third-party hardware that we resell could harm our customer relationships, industry credibility and financial condition. In a prior fiscal year, we experienced a significant problem with a third-party printer that we were then reselling which had a material adverse effect on our operating results. Any repetition of these or similar problems with third party hardware could have a material adverse effect on our business, operating results and financial condition.

WE DEPEND ON A FEW KEY EMPLOYEES WHO ARE SKILLED IN E-COMMERCE, PAYMENT AND BILL PRESENTMENT METHODOLOGY AND INTERNET AND OTHER TECHNOLOGIES

     Our success depends upon the efforts and abilities of our executive officers and key technical employees who are skilled in e-commerce, payment methodology and regulation, and Internet, database and network technologies. We currently do not maintain "key man" life insurance policies on any of our employees. While some of our executive officers have employment agreements with us, the loss of the services of any of our executive officers or other key

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

employees could have a material adverse effect on our business, operating results and financial condition.

UNDETECTED BUGS IN OUR SOFTWARE COULD ADVERSELY AFFECT THE PERFORMANCE OF OUR SOFTWARE AND DEMAND FOR OUR PRODUCTS

     Our software products could contain errors or "bugs" that we have not been able to detect which could adversely affect their performance and reduce demand for our products. Any defects or errors in new products, such as NetTransact, BankQuest or iPoint, or enhancements could harm our customer relationships and result in negative publicity regarding us and our products, which could have a material adverse effect on our business, operating results and financial condition.

OUR BUSINESS COULD BE SUBJECT TO PRODUCT LIABILITY CLAIMS

     Because our software and hardware products are designed to provide critical payment management, invoicing and cash management functions, we may be subject to significant product liability claims. Our insurance may not be sufficient to cover us against these claims or may not be available at all. A product liability claim brought against us, even if not successful, could require us to spend significant time and money in litigation. As a result, any such claim, whether successful or not, could seriously damage our reputation and harm our business, operating results and financial condition.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY

     We rely upon a combination of patent, copyright and trademark laws and non-disclosure and other intellectual property contractual arrangements to protect our proprietary rights. However, we cannot assure you that our patents, pending applications that may be issued in the future, or other intellectual property will be of sufficient scope and strength to provide meaningful protection of our technology or any commercial advantage to us, or that the patents will not be challenged, invalidated or circumvented. We enter into agreements with our employees and clients that seek to limit and protect the distribution of proprietary information. We cannot assure you that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation of proprietary information, and we may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

WE COULD BECOME SUBJECT TO LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD SERIOUSLY HARM OUR BUSINESS

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of the intellectual property of others. These claims could require us to spend significant sums in litigation, pay damages, delay product installments, develop non-infringing intellectual property or acquire licenses to intellectual property that is the subject of the infringement claim. These claims could have a material adverse effect on our business, operating results and financial condition.

WE MAY INCUR SIGNIFICANT COSTS FROM CLASS ACTION LITIGATION DUE TO THE EXPECTED VOLATILITY OF OUR COMMON STOCK

     In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, we could incur substantial costs and experience a diversion of our management's attention and resources and such securities class action litigation could have a material adverse effect on our business, financial condition and results of operations.

THE FUTURE SALE OF SHARES OF OUR COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK PRICE

If our stockholders sell substantial amounts of our common stock, including the shares registered hereby and, as of May 31, 2001, 5,495,921 shares of our common stock issuable upon the exercise of outstanding warrants and options to purchase shares of our common stock and 401,525 shares of our common stock reserved for issuance under our stock option plans, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or of financial position or state other "forward-looking" information. The important factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in these forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position.

     Any forward-looking statements in this prospectus are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements, possibly materially. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders.

     The selling stockholders will pay any selling commissions and expenses incurred by them for brokerage, accounting or tax services or other expenses incurred by the selling stockholders in disposing of their shares (other than the reasonable fees and expenses of counsel for selling stockholders who were not employees of Checkpoint (Holdings) Limited (now Bottomline Technologies Limited) at the time we acquired that company), as well as any transfer taxes on the shares that they sell. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of our counsel, fees of our accountants, blue sky fees and expenses and reasonable fees and expenses of counsel for selling stockholders who were not employees of Checkpoint (Holdings) Limited (now Bottomline Technologies Limited) at the time we acquired that company.

                              SELLING STOCKHOLDERS

     The shares of common stock covered by this prospectus consist of 945,280 shares of common stock issued in connection with our acquisition of Bottomline Technologies Limited on August 28, 2000, including shares of common stock issued upon the retirement of promissory notes issued in such acquisition.

     The following table sets forth the number of shares beneficially owned by the selling stockholders. Beneficial ownership is calculated based on requirements of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Peter Fortune is Managing Director and a director of our wholly-owned subsidiary Bottomline Technologies Limited, a company incorporated in England and Wales. Stephen Cutler is Finance Director and a director of Bottomline Technologies Limited. Aside from these relationships, and the relationships set forth in the table below, the selling stockholders have not had a material relationship with Bottomline within the past three years other than as a result of the ownership of the shares described in the table below. No estimate can be given as to the amount of shares covered by this prospectus that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

                                                Number of Shares
                               Number of      Beneficially Owned         Percent of
                                  Shares        including Shares     Outstanding Shares
                              Registered      Registered Hereby,     of Common Stock as
   Name of Selling             for Sale       as of May 21, 2001      of May 21, 2001
     Stockholder              Hereby (1)                     (2)            (%)
----------------------------------------------------------------------------------------
 Andrew Colin                      73,748              181,964(3)           1.4
 McCallum ***

 Catherine McCallum +               5,496              181,964(3)           1.4

 Danielle McCallum +                  880              181,964(3)           1.4

 Oliver Glenn **+                     880              181,964(3)           1.4

 Andrew Colin McCallum                880              181,964(3)           1.4
 and Catherine
 McCallum as Trustees of
 Charlotte McCallum ++

 Andrew Colin                         880              181,964(3)           1.4
 McCallum and
 Catherine McCallum
 as Trustees of
 Ashleigh Glenn ++

 Richard McCallum +                   880              181,964(3)           1.4

 Christopher Wilson                13,136               35,510(4)            *
 Peck ***+++

 Tracy Jane Peck ***+               3,298               35,510(4)            *

 Rowan Nominees                   612,047            1,557,809(5)          11.9
 Limited c/o Mercury
 Asset Management
 Limited

 Rowan Nominees                    44,847            1,557,809(5)          11.9
 Limited a/c RR c/o
 Mercury Asset
 Management Limited

 Peter Kenneth Rooke ***           56,215              149,523(6)           1.1

 Pamela Rooke ***+                  7,119              149,523(6)           1.1

 Peter Kenneth Rooke                2,374              149,523(6)           1.1
 and Pamela Rooke as
 Trustees of Thomas
 Penn Rooke ++

                                                Number of Shares
                               Number of      Beneficially Owned         Percent of
                                  Shares        including Shares     Outstanding Shares
                              Registered      Registered Hereby,     of Common Stock as
   Name of Selling             for Sale       as of May 21, 2001       of May 21, 2001
     Stockholder              Hereby (1)                     (2)            (%)
----------------------------------------------------------------------------------------
Simon Thomas Peter                  2,374              149,523(6)           1.1
Rooke +

James Daniel Wood +                 2,374                4,947               *

Peter Stanley                      23,094               68,206(7)            *
Fortune +++***

Joanne Barbara                      5,496               68,206(7)            *
Fortune +

Peter Stanley                         733               68,206(7)            *
Fortune and Joanne
Barbara Fortune as
Trustees of Harriet
Joanne Louise
Fortune ++

Peter Stanley                         733               68,206(7)            *
Fortune and Joanne
Barbara Fortune as
Trustees of James
Peter Matthew
Fortune ++

Stephen Joseph                      9,892               27,496(8)            *
Cutler ***+++

Kathryn Elizabeth                   3,298               27,496(8)            *
Cutler +

John A. Clarke ***                 13,189               27,496               *

John Christopher                    3,430                7,149               *
Shore ***

Sharon Taylor **                    2,111                4,400               *

Kevin Michael Hart **               2,111                4,400               *

Paul John Fannon **+++              3,369               12,714(9)            *

Timothy Roger John                  2,111                4,400               *
Miller **

Simon Turley **                     2,111                4,400               *

Stewart James                       2,111                4,400               *
Miller **

Nigel Kevin Savory **+++            5,915               12,973               *

David Graham                          880                1,833               *
Campion **

Martin John Weller **                 880                1,833               *

Simon Morton **                       880                1,833               *

                                                Number of Shares
                               Number of      Beneficially Owned         Percent of
                                  Shares        including Shares     Outstanding Shares
                              Registered      Registered Hereby,     of Common Stock as
   Name of Selling             for Sale       as of May 21, 2001    of May 21, 2001
     Stockholder              Hereby (1)                     (2)           (%)
----------------------------------------------------------------------------------------
Ian George Whitney **                 616              1,283                 *

Simon David Josephs **                616              1,283                 *

Robert Bailey **                      616              1,283                 *

Edward Charles                        880              1,833                 *
Adshead-Grant **

Paul Lee Simpson **                   616              1,283                 *

Ian Frank Armstrong **                616              1,283                 *

Simon John Huntley **                 616              1,283                 *

Keith William Adams **                532              1,107                 *

Margaret Luzanycia **               1,591              3,315                 *

Steven Andrew                         659              1,533                 *
Crosson-Smith **

Michael Hassan **                     704              1,467                 *

Sally Joy Bailey **                   147                306                 *

Alistair Ian                          616              1,283                 *
McQuade **

Paul Christopher                      147                306                 *
Gordon **

Simon Collinson **                    616              1,283                 *

Alister James                         616              1,283                 *
Humphreys **

Edward Pryor **                       147                306                 *

Richard James                         616              1,283                 *
Harris **

Peter John Dale **                    147                306                 *

Anthony Steven                        367              2,194                 *
White **

Ian Raymond Wheeler **                616              1,283                 *

Nathan Jackson **                     184                382                 *

Richard Alan Dewar **                 184                382                 *

Ryan Jackson **                       184                382                 *

Douglas Wilkinson **                  440                917                 *

                                                Number of Shares
                               Number of      Beneficially Owned         Percent of
                                  Shares        including Shares     Outstanding Shares
                              Registered      Registered Hereby,     of Common Stock as
   Name of Selling             for Sale       as of May 21, 2001     of May 21, 2001
     Stockholder              Hereby (1)                     (2)             (%)
----------------------------------------------------------------------------------------
Lisa Kathryn                          184                382                 *
Jackson **

Paul Candahar Nott **                 147                305                 *

Ian Grenville Jones **                147                305                 *

Andrew Peter Ryan **                  147                305                 *

Philip Taylor **                      440                917                 *

Patrick Lawrence                      147                305                 *
Reeves **

Peter Michael                         147                305                 *
Phillips **

Richard Gordon                        147                305                 *
Machin **

David Charles                         367                764                 *
Jewell **

Richard David                         147                306                 *
Hatton **

Michelle Lees **                       92                191                 *

Julie Mary McGuire **                 147                306                 *

Kerry Elizabeth                       147                306                 *
Jones **

Candace Melanie                       147                306                 *
Pridgeon **

Ceri Elizabeth                         92                191                 *
Hancox **

Zoe Ann Kirby **                       92                191                 *

Carlos Hugh                           110                230                 *
Esperanca **

Clive Kenneth                         110              1,380                 *
Griffiths **

Mark John Overton **                  110                230                 *

Andrew Tather **                      110                730                 *

Richard Alan                          110                230                 *
Baldock **

Tim Ager **                            92                191                 *

                                                Number of Shares
                               Number of      Beneficially Owned         Percent of
                                  Shares        including Shares     Outstanding Shares
                              Registered      Registered Hereby,     of Common Stock as
   Name of Selling             for Sale       as of May 21, 2001      of May 21, 2001
     Stockholder              Hereby (1)                     (2)            (%)
----------------------------------------------------------------------------------------
Philip David                          147                306                 *
Charnick **

Benjamin Toby Clacy **                 92                191                 *

Elaine Duncan **                      147                306                 *

Harvey Durrant **                     147                306                 *

Janet Edwina Mary                     147                306                 *
Hester **

Wayne Jones **                        147                306                 *

James Richard                         512              1,117                 *
Malyon **

Alexis McArdle **                     147                306                 *

Richard Anthony                       278                675                 *
Parry **

Gareth Rory Priest **                 616              1,283                 *

Andrew James                           92                191                 *
Scarborough **

Matthew Andrew Shaw **                 92                191                 *

Anthony James                         440                917                 *
Skinner **

Christopher John                   13,189             27,496                 *
Conway ***

Wendy Crosson Smith *+                440                917                 *

Anna Elizabeth Webb **                120                248                 *

Vanda Jane Fannon **+               2,287             12,714(9)              *

_____________________________

*    Less than one percent.
** Employed by Bottomline Technologies Limited either currently or within the past three years.
*** Former director of Bottomline Technologies Limited or one of its subsidiaries and employed by Bottomline Technologies Limited either currently or within the past three years.
+ Immediate family member of individual(s) employed by Bottomline Technologies Limited either currently or within the past three years.
++ Trustee has been employed by Bottomline Technologies Limited within the past three years.
+++ Current director of Bottomline Technologies Limited or one of its subsidiaries.


(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock split, stock dividend or similar transaction.

(2) Includes 100,000 shares of common stock issuable pursuant to common stock purchase warrants that are currently exercisable.

(3) Includes (a) 161,342 shares held by Andrew Colin McCallum, (b) 11,457 shares held by Catherine McCallum, (c) 1,833 shares held by Danielle McCallum, (d) 1,833 shares held by Oliver Glenn, (e) 1,833 shares held by Andrew Colin McCallum and Catherine McCallum as Trustees of Charlotte McCallum, (f) 1,833 shares held by Andrew Colin McCallum and Catherine McCallum as Trustees of Ashleigh Glenn and (g) 1,833 shares held by Richard McCallum. The selling stockholder disclaims beneficial ownership of such shares other than those held by the selling stockholder (other than any shares held by the selling shareholder as trustee).

(4) Includes (a) 28,636 shares held by Christopher Wilson Peck and (b) 6,874 shares held by Tracy Jane Peck. The selling stockholder disclaims beneficial ownership of such shares other than those held by the selling stockholder.

(5) Includes (a) 1,451,412 shares held by Rowan Nominees Limited c/o Mercury Asset Management Limited and (b) 106,397 shares held by Rowan Nominees Limited a/c RR c/o Mercury Asset Management Limited. The selling stockholder disclaims beneficial ownership of such shares other than those held by the selling stockholder.

(6) Includes (a) 124,788 shares held by Peter Kenneth Rooke, (b) 14,840 shares held by Pamela Rooke, (c) 4,948 shares held by Peter Kenneth Rooke and Pamela Rooke as Trustees of Thomas Penn Rooke and (d) 4,947 shares held by Simon Thomas Peter Rooke. The selling stockholder disclaims beneficial ownership of such shares other than those held by the selling stockholder (other than any shares held by the selling shareholder as trustee).

(7) Includes (a) 53,695 shares held by Peter Stanley Fortune, (b) 11,457 shares held by Joanne Barbara Fortune, (c) 1,527 shares held by Peter Stanley Fortune and Joanne Barbara Fortune as Trustees of Harriet Joanne Louise Fortune and (d) 1,527 shares held by Peter Stanley Fortune and Joanne Barbara Fortune as Trustees of James Peter Matthew Fortune. The selling stockholder disclaims beneficial ownership of such shares other than those held by the selling stockholder (other than any shares held by the selling shareholder as trustee).

(8) Includes (a) 20,622 shares held by Stephen Joseph Cutler and (b) 6,874 shares held by Kathryn Elizabeth Cutler. The selling stockholder disclaims beneficial ownership of such shares other than those held by the selling stockholder.

(9) Includes (a) 7,947 shares held by Paul John Fannon and (b) 4,767 held by Vanda Jane Fannon.

                              PLAN OF DISTRIBUTION

     The selling stockholders may sell the shares covered by this prospectus from time to time. The term "selling stockholders" includes pledgees, donees, transferees or other successors-in-interest selling the shares covered by this prospectus received from a selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

     The sales of the shares may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares covered by this prospectus to or through broker-dealers or directly to purchasers (in the event of a private sale). The shares may be sold by one or more of, or a combination of, the following:

     . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     . an over-the-counter distribution in accordance with the rules of the Nasdaq National Market,

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     .    in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling stockholders may sell the shares only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to Bottomline's common stock for a specified period prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. Bottomline will make copies of this prospectus available to the selling stockholders and has informed the selling stockholders of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         Bottomline will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         . the name of the selling stockholder and of the participating broker-dealer(s),

         .         the number of shares involved,

         .         the price at which such shares were sold,

         . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

         . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         .         other facts material to the transaction.

         The selling stockholders will bear all underwriting discounts and selling commissions, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) April 28, 2002 and (ii) the date the shares covered by this prospectus have been sold pursuant to such registration statement.

                                  LEGAL MATTERS

         The validity of the common stock being offered has been passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                                     EXPERTS

         The consolidated financial statements and schedule of Bottomline Technologies (de), Inc. appearing in Bottomline Technologies (de), Inc.'s annual report (Form 10-K) for the year ended June 30, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of Flashpoint, Incorporated as of and for the year ended December 31, 1999 appearing in Bottomline Technologies (de), Inc.'s Current Report on Form 8-K/A, dated November 13, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Checkpoint (Holdings) Limited (now Bottomline Technologies Limited) as of April 30, 2000 and 1999 and for the year ended April 30, 2000 and the period January 11, 1999 (inception) to April 30, 1999 and Checkpoint Security Services Limited (now Bottomline Technologies Europe Limited) for the period May 1, 1998 to March 10, 1999 appearing in Bottomline Technologies (de), Inc.'s Current Report on Form 8-K/A, dated November 13, 2000, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Checkpoint Security Services Limited (now Bottomline Technologies Europe Limited) for the year ended April 30, 1998 appearing in Bottomline Technologies (de), Inc.'s Current Report on Form 8-K/A, dated November 13, 2000, have been audited by Smith & Williamson, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from its Internet web site.

                           INCORPORATION BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholders sell all of the securities that we have registered in this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

     We have incorporated by reference into this prospectus the following documents we filed with the Securities and Exchange Commission:

     (i) the Annual Report on Form 10-K for the fiscal year ended June 30, 2000;

     (ii) the Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2000, December 31, 2000 and March 31, 2001;

     (iii) the Current Report on Form 8-K filed on September 12, 2000, as amended by a Form 8-K/A filed on November 13, 2000; and

     (iv) the description of the common stock contained in our Registration Statement on Form 8-A dated January 12, 1999.

     You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at the following address: Bottomline Technologies
(de), Inc., 155 Fleet Street, Portsmouth, New Hampshire 03801, (603) 436-0700.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be incurred by us in connection with the registration of the securities being registered hereby, all of which will be borne by us except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting or tax services or any other expenses incurred by the selling stockholders in disposing of the shares (other than the reasonable fees and expenses of counsel for selling stockholders who were not employees of Checkpoint (Holdings) Limited (now Bottomline Technologies Limited) at the time we acquired that company).

SEC Registration Fee....................... $ 1,547

Accounting Fees and Expenses...............  10,000

Legal Fees and Expenses....................  10,000

Transfer Agent Fees........................       0

Printing Fees..............................   1,000

Miscellaneous Expenses.....................       0

Total...................................... $22,574
                                            -------
*All fees are estimates

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the

Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Registrant has entered into letter agreements with certain of its officers and directors confirming its undertaking to provide indemnification as contemplated by Section 145 under certain circumstances.

ITEM 16.    EXHIBITS

Exhibit No.     Description
-----------     -----------

     2.1* Share Purchase Agreement between the Persons named in column (A) of Schedule 1 thereto and Bottomline Technologies (de), Inc. dated August 28, 2000

     4.1**      Amended and Restated Certificate of Incorporation of the
                Registrant

     4.2**      Amended and Restated By-laws of the Registrant

     4.3** Specimen Certificate for Shares of Common Stock, $.001 par value per share, of the Registrant

     5.1        Opinion of Hale and Dorr LLP

     10.1*** Form of Letter Agreement, dated as of April 26, 2001, to former Stockholders of CheckPoint (Holdings) Limited (now Bottomline Technologies Limited) retiring promissory notes issued by the Registrant on August 28, 2000.

     23.1       Consent of Ernst & Young LLP

     23.2       Consent of Ernst & Young

     23.3       Consent of Smith & Williamson

     23.4 Consent of Hale and Dorr LLP (included in the opinion of Hale and Dorr LLP filed in Exhibit 5.1 hereto)

     24.1       Power of Attorney (included in the signature page hereto)
__________

* Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated September 12, 2000 (File No. 000-25259).

** Incorporated herein by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-67309).

*** Incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q, filed May 15, 2001 (File No. 333-25279).


ITEM 17.    UNDERTAKINGS

     The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Portsmouth, State of New Hampshire, as of this 5th day of June, 2001.

                                   BOTTOMLINE TECHNOLOGIES (de), INC.
                                         (Registrant)


                                   By: /s/ Daniel M. McGurl
                                       ---------------------------------------
                                       Daniel M. McGurl
                                       Chairman of the Board
                                       and Chief Executive Officer


                       POWER OF ATTORNEY AND SIGNATURES

      We, the undersigned officers and directors of Bottomline Technologies
(de), Inc., hereby severally constitute Daniel M. McGurl, Robert A. Eberle and John A. Burgess, Esq., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Bottomline Technologies (de), Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

           Signature                            Title                          Date
           ---------                            -----                          ----
  /s/ Daniel M. McGurl            Chairman of the Board and Chief          June 5, 2001
-------------------------------   Executive Officer (Principal
Daniel M. McGurl                  Executive Officer)

  /s/ Joseph L. Mullen            President and Director                   June 5, 2001
-------------------------------
Joseph L. Mullen

  /s/ Robert A. Eberle            Executive Vice President, Chief          June 5, 2001
-------------------------------   Operating Officer, Chief
Robert A. Eberle                  Financial Officer, and Director
                                  (Principal Financial and
                                  Accounting Officer)

  /s/ James L. Loomis             Director                                 June 5, 2001
-------------------------------
James L. Loomis

  /s/ Joseph L. Barry Jr.         Director                                 June 5, 2001
-------------------------------
Joseph L. Barry, Jr.

  /s/ Dianne Gregg                Director                                 June 5, 2001
-------------------------------
Dianne Gregg

  /s/ James W. Zilinski           Director                                 June 5, 2001
-------------------------------
James W. Zilinski

                                 EXHIBIT INDEX

Exhibit No.     Description
-----------     -----------

     2.1* Share Purchase Agreement between the Persons named in column (A) of Schedule 1 thereto and Bottomline Technologies (de), Inc. dated August 28, 2000

     4.1**      Amended and Restated Certificate of Incorporation of the
                Registrant

     4.2**      Amended and Restated By-laws of the Registrant

     4.3** Specimen Certificate for Shares of Common Stock, $.001 par value per share, of the Registrant

     5.1        Opinion of Hale and Dorr LLP

     10.1*** Form of Letter Agreement, dated as of April 26, 2001, to former Stockholders of (Holdings) Limited(now Bottomline Technologies Limited), retiring promissory notes issued by the Registrant on August 28, 2000.

     23.1       Consent of Ernst & Young LLP

     23.2       Consent of Ernst & Young

     23.3       Consent of Smith & Williamson

     23.4 Consent of Hale and Dorr LLP (included in the opinion of Hale and Dorr LLP filed in Exhibit 5.1 hereto)

     24.1       Power of Attorney (included in the signature page hereto)
__________

* Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated September 12, 2000 (File No. 000-25259).

** Incorporated herein by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-67309).

*** Incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q, filed May 15, 2001 (File No. 333-25279).